Exhibit 99.1

Cherokee International Reports Second Quarter 2008 Financial Results

TUSTIN, Calif.--(BUSINESS WIRE)--Cherokee International Corporation (NASDAQ: CHRK), a leading designer and manufacturer of power supplies, today announced its financial results for the second quarter ended June 29, 2008, marked by record global sales and further improvement in its gross margins.

Net sales for the second quarter of 2008 were $40.5 million, up 37% compared to $29.6 million for the second quarter ended July 1, 2007. Sequentially, net sales for the second quarter of 2008 were up $5.8 million or 17% when compared to $34.7 million for the first quarter of 2008.

The Company’s backlog at June 29, 2008 was $54.1 million compared with $47.6 million at July 1, 2007. The book to bill for the second quarter of 2008 was 0.98 to 1.00, compared to 0.94 to 1.00 for the second quarter of 2007.

Net loss for the second quarter of 2008 was $0.6 million, or $0.03 per diluted share. Included in these results is a non-cash impairment charge, related to the Company’s European operation, for goodwill under SFAS 142 of $1.1 million, or $0.06 per diluted share, and a non-cash $1.7 million charge or $0.09 per diluted share for a valuation allowance against the Company’s European deferred tax assets, as required by SFAS No. 109. Net of these non-recurring items, the Company had non-GAAP net income for the second quarter of 2008 of $2.2 million, or $0.11 per diluted share. The Company reported a GAAP net loss of $1.7 million, or $0.09 per diluted share for the second quarter of 2007, and GAAP net income of $12 thousand for the first quarter of 2008.

“We experienced continued improvement in our operating results, in which sales, gross margin, and operating profit all improved significantly and continue on a positive trend,” said Jeffrey M. Frank, Cherokee’s President and Chief Executive Officer. “We were pleased to report non-GAAP net income of $2.2 million or $0.11 per share, net of the non-recurring items. We continue to experience improved gross margin and operating leverage through increased production levels at our China facility.”

Gross profit for the second quarter of 2008 was $11.3 million, up 104%, or $5.8 million, compared to $5.6 million for the same period in 2007, and up 31% sequentially from the first quarter of 2008. Gross profit was higher sequentially during the second quarter due primarily to higher net sales from existing programs along with the continued introduction of new programs.

Gross margin increased to 28.0% for the second quarter of 2008, up from the 18.8% realized in the second quarter of 2007 and up sequentially from 24.9% in the first quarter of 2008. Gross margins improved due primarily to increased production volumes in China, the introduction of new models and better overall volumes of products.

Operating expenses were $9.5 million for the second quarter of 2008. Excluding the non-cash impairment charge for goodwill of $1.1 million, operating expenses, on a non-GAAP basis, were $8.4 million for the second quarter of 2008. This compares to GAAP operating expenses of $8.1 million for the second quarter of 2007, and $8.1 million for the first quarter of 2008 on a GAAP basis. As a percentage of sales, operating expenses were 23.5% on a GAAP basis and 20.7% net of non-recurring items. This compares to GAAP operating expenses as a percentage of sales of 27.2% in the second quarter of 2007 and 23.3% sequentially for the first quarter of 2008.

Operating income increased by $4.3 million to $1.8 million for the second quarter of 2008 compared to a loss of $2.5 million in the second quarter of 2007. Excluding the non-cash impairment charge for goodwill of $1.1 million, non-GAAP operating income increased by $5.4 million to $2.9 million. This compares to a GAAP operating loss of $2.5 million for the second quarter of 2007. GAAP operating margin for the second quarter of 2008 increased to 4.5% income from an 8.5% loss in the prior year period. On a non-GAAP basis, the operating margin was 7.2% for the second quarter of fiscal 2008, net of non-recurring items.

Mr. Frank added, “Overall, we experienced anywhere from 20% to 40% growth in each of our markets, and more importantly, a 104% increase in gross profit over the second quarter last year.”

For the six months ended June 29, 2008, net sales increased approximately 26.3%, or $15.7 million, to $75.3 million, compared to $59.6 million for the same period in 2007. Gross profit increased by 77.3%, or $8.7 million, to $20.0 million compared to $11.3 million for the six months ended July 1, 2007. Gross margin for the six months ended June 29, 2008 increased to 26.5% from 18.9% in the prior year period. Operating income on a GAAP basis increased by $7.0 million to $2.4 million for the six months ended June 29, 2008, compared to an operating loss of $4.6 million for the same period in 2007. Excluding the non-cash impairment charge for goodwill of $1.1 million, non-GAAP operating income for the six months ended June 29, 2008 increased to $3.5 million.

Net loss for the six months ended June 29, 2008 was $0.6 million, or $0.03 per diluted share. Excluding the non-cash impairment charge for goodwill of $1.11 million and the non-cash valuation allowance charge of $1.7 million, non-GAAP net income for the six months ended June 29, 2008 was $2.2 million or $0.11 per share. This compares to a GAAP net loss of $3.7 million, or $0.19 per diluted share for the six months ended July 1, 2007.

Conference Call Information

The senior management of Cherokee will hold a conference call on Tuesday, August 12, 2008 at 10:00 a.m. Eastern (7:00 a.m. Pacific). The earnings press release will be available on the major newswires and on Cherokee’s website after market close on Monday, August 11th.

This conference call will be webcast live and can be accessed from the Investor Relations section of Cherokee’s website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee’s website shortly after the call.

Investors who prefer to dial into the conference may call 877-397-0298 (or 719-325-4873 for International callers). The conference ID is 1465412. Please call in 10 minutes before the start of the call.

A telephone replay will be available shortly after the live call. The telephone replay number in the U.S. is 888-203-1112 (or 719-457-0820 for International callers). Passcode for the telephone replay is 1465412. The telephone replay will be available from 1:00 p.m. Eastern until Midnight, Thursday, August 14, 2008.

About Cherokee International

Cherokee International designs, manufactures and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and process-control applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers, reducing time to market. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Ave, Tustin, California 92780 and can be reached at 714 544 6665. European operations are at Boulevard de l’Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Cherokee International (China) Power Supply Ltd. is located at 1353 Chenqiao Road, Shanghia Fengpu Industrial Park Shanghai, 201401 China and can be reached at 021 6710 8910. Additional information about the Company and its products is available at http://www.cherokeepwr.com.

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations, including our expectations regarding the continued improvement of our operating results. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2008. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release and its attachments include non-GAAP financial measures (non-GAAP net income, non-GAAP operating expenses, non-GAAP operating expenses as a percentage of sales, non-GAAP operating income and non-GAAP operating margin) that exclude, as applicable, a non-cash impairment charge for goodwill of $1.1 million related to the Company’s European operation and a non-cash $1.7 million charge for a valuation allowance against the Company’s European deferred tax assets. Management excludes these items because it believes that the non-GAAP measures enhance an investor's overall understanding of the Company's financial performance and future prospects by being more reflective of the Company's core operational activities and to be more comparable with the results of the Company over various periods. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company's core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies' financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

CHEROKEE INTERNATIONAL CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year to date
	Jun 29,	Jul 1,	Jun 29,	Jul 1,
	2008	2007	2008	2007

Net sales	$40,549	$29,574	$75,287	$59,594
Cost of sales	29,214	24,023	55,311	48,326
Gross profit	11,335	5,551	19,976	11,268
Operating Expenses:
Engineering and development	2,900	2,837	5,681	5,479
Selling and marketing	2,100	1,873	3,835	3,737
General and administrative	3,396	3,380	6,989	6,517
Goodwill impairment	1,120	-	1,120	-
Restructuring costs	-	(38)	-	155
Total operating expenses	9,516	8,052	17,625	15,888
Operating income (loss)	1,819	(2,501)	2,351	(4,620)

Interest expense	(717)	(692)	(1,459)	(1,377)
Gain on sale of Mexico Facility building	-	430	-	430
Other income, net	26	152	239	314
Income (loss) before income taxes	1,128	(2,611)	1,131	(5,253)
Provision (benefit) for income taxes	1,697	(958)	1,688	(1,578)
Net income (loss)	$(569)	$(1,653)	$(557)	$(3,675)

Net income (loss) per share:
Basic	$(0.03)	$(0.09)	$(0.03)	$(0.19)
Diluted	$(0.03)	$(0.09)	$(0.03)	$(0.19)

Weighted average shares outstanding:
Basic	19,465	19,359	19,459	19,350
Diluted	19,465	19,359	19,459	19,350

Pro forma earnings reconciliation
Net income (loss)	$(569)		$(557)
Goodwill impairment	1,120		1,120
Deferred taxes	1,678		1,660
Pro forma net income (loss)	$2,229		$2,223

Pro forma net income (loss) per share
Basic	0.11		0.11
Diluted	0.11		0.11

Pro forma weighted average shares outstanding:
Basic	19,470		19,466
Diluted	19,470		19,466

CHEROKEE INTERNATIONAL CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 29,	December 30,
	2008 Unaudited	2007 Audited
ASSETS

Current Assets:
Cash and cash equivalents	$9,283	$8,484
Accounts receivable, net	33,804	31,237
Inventories, net	30,973	28,021
Prepaid expenses and other current assets	1,730	1,583
Deferred Income taxes	-	363
Total current assets	75,790	69,688

Property and equipment, net	18,511	19,194
Deposits and other assets	1,161	1,515
Deferred financing costs, net	379	86
Deferred income taxes-long term portion	-	1,257
Goodwill	-	1,120
Total Assets	$95,841	$92,860

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$16,244	$15,140
Accrued liabilities	4,253	4,667
Accrued compensation and benefits	7,970	6,876
Accrued restructuring costs	545	431
Other short-term borrowings	319	0
Borrowings under revolving line of credit	3,502	3,395
Current debt	24,485	24,485
Current debt payable to affiliates	22,145	22,145
Total current liabilities	79,463	77,139

Other long-term obligations	4,511	4,534

Total liabilities	$83,974	$81,673

Common stock	$19	$19
Paid-in capital	186,601	186,035
Accumulated deficit	(178,880)	(178,323)
Accumulated other comprehensive income	4,127	3,456
Total stockholders' equity	11,867	11,187
Total Liabilities and Stockholders' Equity	$95,841	$92,860

CONTACT:
Cherokee International Corporation
Lin Fox, Chief Financial Officer, 714-508-2043
lin.fox@cherokeepwr.com
or
Ann Jones, Investor Relations, 714-227-0391
info@cherokeepwr.com